INDEPENDENT AUDITOR’S REPORT
To the Board of Directors of Brookfield Asset Management ULC
Opinion
We have audited the consolidated and combined financial statements of Brookfield Asset Management ULC and subsidiaries (the “Company”), which comprise the consolidated and combined balance sheet as at December 31, 2024 and 2023, and the related consolidated and combined statements of operations, comprehensive income, changes in equity and cash flows for the years ended December 31, 2024, 2023, and 2022, and the related notes to the consolidated and combined financial statements (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024, 2023, and 2022 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
March 17, 2025

BROOKFIELD ASSET MANAGEMENT ULC
CONSOLIDATED AND COMBINED BALANCE SHEETS

AS AT DECEMBER 31, (MILLIONS, EXCEPT SHARE AMOUNTS)	2024	2023
Assets
Cash and cash equivalents	$404	$2,667
Accounts receivable and other, net	483	551
Financial assets	231	37
Due from affiliates	2,500	2,504
Investments	9,113	7,522
Investments held for sale	242	—
Investments in consolidated funds	251	—
Property, plant and equipment, net	58	73
Intangible assets, net	38	42
Goodwill	251	251
Deferred income tax assets	586	643
Total assets	$14,157	$14,290

Liabilities
Accounts payable and other, net	$1,349	$1,677
Financial liabilities	228	122
Due to affiliates	1,092	986
Deferred income tax liabilities	46	40
Non-recourse borrowings in consolidated funds	251	—
Total liabilities	2,966	2,825

Commitments and contingencies

Preferred shares redeemable non-controlling interest	2,103	2,166

Equity
Common shares:
Common shares, unlimited authorized, 1,635,428,404 (2023 – 1,635,349,629) issued and 1,630,525,104 (2023 – 1,635,349,629) outstanding as at December 31, 2024	9,017	9,014
Common shares held in treasury, 4,903,300 (2023 – nil) shares as at December 31, 2024	(91)	—
Retained deficit	(488)	(178)
Accumulated other comprehensive income	162	168
Additional paid-in capital	152	122
Total common equity	8,752	9,126
Non-controlling interest	336	173
Total equity	9,088	9,299
Total liabilities, redeemable non-controlling interest and equity	$14,157	$14,290

BROOKFIELD ASSET MANAGEMENT ULC
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Revenues
Base management and advisory fees	$2,957	$2,766	$2,500
Incentive fees	424	376	335
Investment income
Carried interest allocations
Realized	25	51	241
Unrealized	(9)	348	249
Total investment income	16	399	490
Interest and dividend revenue	143	172	258
Other revenues	440	349	44
Total revenues	3,980	4,062	3,627
Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	(1,154)	(1,048)	(700)
Other operating expenses	(347)	(342)	(236)
General, administrative and other	(64)	(56)	(81)
Total compensation, operating, and general and administrative expenses	(1,565)	(1,446)	(1,017)
Carried interest allocation compensation
Realized	(69)	(26)	(61)
Unrealized	(24)	(60)	(139)
Total carried interest allocation compensation	(93)	(86)	(200)
Interest expense	(22)	(14)	(154)
Total expenses	(1,680)	(1,546)	(1,371)
Other (expenses) income, net	(93)	(129)	1,090
Share of income from equity method investments	339	167	146
Income before taxes	2,546	2,554	3,492
Income tax expense	(438)	(417)	(627)
Net income	2,108	2,137	2,865
Net (income) loss attributable to:
Redeemable non-controlling interests in consolidated funds	—	—	(909)
Preferred shares redeemable non-controlling interest	211	(262)	(35)
Non-controlling interest	(151)	(36)	(6)
Net income attributable to the common stockholders	$2,168	$1,839	$1,915

BROOKFIELD ASSET MANAGEMENT ULC
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Net income	$2,108	$2,137	$2,865
Currency translation	(6)	15	(32)
Comprehensive income	2,102	2,152	2,833
Comprehensive (income) loss attributable to:
Redeemable non-controlling interest in consolidated funds	—	—	(909)
Preferred share redeemable non-controlling interest	211	(262)	(35)
Non-controlling interest	(151)	(36)	(6)
Comprehensive income attributable to common stockholders	$2,162	$1,854	$1,883

BROOKFIELD ASSET MANAGEMENT ULC
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY

AS AT (MILLIONS, EXCEPT SHARE AMOUNTS)		Common equity
	Common Shares of Brookfield Asset Management ULC	Net Parent Investment	Common shares	Common shares held in treasury	Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income	Total common equity	Non-controlling interest	Total equity
Balance at December 31, 2021	—	$9,715	$—	$—	$—	$—	$156	$9,871	$—	$9,871
Net income	—	1,831	—	—	—	84	—	1,915	6	1,921
Currency translation	—	(29)	—	—	—	—	(3)	(32)	—	(32)
Contributions	—	3,897	—	—	—	—	—	3,897	92	3,989
Distributions	—	(6,143)	—	—	—	—	—	(6,143)	—	(6,143)
Transfer of interest	1,635,327,858	(9,271)	9,271	—	—	—	—	—	—	—
Balance at December 31, 2022	1,635,327,858	—	9,271	—	—	84	153	9,508	98	9,606
Net income	—	—	—	—	—	1,839	—	1,839	36	1,875
Other comprehensive income	—	—	—	—	—	—	15	15	—	15
Contributions	21,771	—	1	—	122	—	—	123	10	133
Distributions	—	—	(229)	—	—	(2,101)	—	(2,330)	—	(2,330)
Transfer of interest	—	—	(29)	—	—	—	—	(29)	29	—
Balance at December 31, 2023	1,635,349,629	—	9,014	—	122	(178)	168	9,126	173	9,299
Net income	—	—	—	—	—	2,168	—	2,168	151	2,319
Other comprehensive loss	—	—	—	—	—	—	(6)	(6)	—	(6)
Share subscriptions	78,775	—	3	—	—	—	—	3	—	3
Acquisition of treasury shares	(4,903,300)	—	—	(91)	—	—	—	(91)	—	(91)
Contributions	—	—	—	—	30	—	—	30	16	46
Distributions	—	—	—	—	—	(2,478)	—	(2,478)	(4)	(2,482)
Balance at December 31, 2024	1,630,525,104	$—	$9,017	$(91)	$152	$(488)	$162	$8,752	$336	$9,088

BROOKFIELD ASSET MANAGEMENT ULC
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Operating activities
Net income	$2,108	$2,137	$2,865
Other expenses (income), net	69	54	(1,090)
Share of income from equity method investments, net of cash dividends	(122)	21	22
Depreciation and amortization	14	14	13
Deferred income taxes	274	92	336
Stock-based equity awards	103	33	(48)
Unrealized carried interest allocation, net	33	(288)	(110)
Other working capital and non-cash operating items	(616)	(624)	(2,362)
	1,863	1,439	(374)
Investing activities
Acquisitions
Investments	(1,909)	(286)	(363)
Investments held for sale	(249)	—	—
Investments in consolidated funds	(251)	—	—
Other assets	(8)	(17)	(13)
Dispositions and distributions received
Investments	385	84	2,082
Repayments from (advances to) related parties	37	(256)	—
	(1,995)	(475)	1,706
Financing activities
Distributions to common stockholders	(2,478)	(2,101)	(3,184)
Issuance of non-recourse borrowings in consolidated funds	251	—	—
Issuance of related party loans	67	197	172
Distributions to non-controlling and redeemable non-controlling interests	(52)	(44)	(1,328)
Contributions from parent	56	—	5,155
Corporate borrowings	—	—	(1,612)
Contributions from redeemable non-controlling interests	—	2	517
Issuance of tracking option	37	41	—
Preferred equity issuances	—	63	—
	(2,119)	(1,842)	(280)
Cash and cash equivalents
Change in cash and cash equivalents	(2,251)	(878)	1,052
Effect of exchange rate changes on cash and cash equivalents	(12)	—	(1)
Balance, beginning of year	2,667	3,545	2,494
Balance, end of year	$404	$2,667	$3,545

BROOKFIELD ASSET MANAGEMENT ULC
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Supplemental cash flow disclosures
Other working capital and non-cash operating items
Accounts receivable and other, net	$(51)	$(200)	$(205)
Accounts payable and other, net	(426)	(26)	(30)
Due from affiliates	(89)	(559)	4,611
Due to affiliates	(76)	372	(7,396)
Other non-cash operating items	26	18	658
	$(616)	$(395)	$(2,362)

Supplemental disclosure of cash flow information
Income taxes paid	$449	$171	$291
Interest paid	$22	$11	$37
Supplemental disclosure of non-cash investing and financing activities
Non-cash issuance of preferred shares redeemable non-controlling interest	$195	$—	$—
Non-cash acquisition of investments	$68	$—	$—
Non-cash contributions from non-controlling interest	$10	$—	$—
Non-cash contribution	$—	$42	$—
Non-cash distribution	$—	$229	$—

BROOKFIELD ASSET MANAGEMENT ULC
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
1.    ORGANIZATION
Brookfield Asset Management ULC (“our asset management business” or “the Company” or “Asset Management Company”) was formed on July 4, 2022 as an unlimited liability company under, and governed by, the laws of British Columbia. The registered office of the Company is 1055 West Georgia Street, 1500 Royal Centre, P.O. Box 11117, Vancouver, British Columbia V6E 4N7.
On May 12, 2022, Brookfield Corporation (“BN”) announced that it would separately list and distribute to its shareholders a 25% interest in its asset management business. The transaction was completed on December 9, 2022 by way of an arrangement agreement (the “2022 Arrangement”), which resulted in the transfer of BN's historical asset management business into the newly incorporated Brookfield Asset Management ULC. On completion of the 2022 Arrangement, BN transferred a 25% interest in Brookfield Asset Management ULC to Brookfield Asset Management Ltd. (“BAM”).
References in these financial statements to “us,” “we,” “our” or “the Company” refer to our asset management business and its direct and indirect subsidiaries and consolidated entities. Brookfield Asset Management ULC's asset management business focuses on renewable power and transition, infrastructure, real estate, private equity, and credit, operating in various markets globally.
The Company entered into several agreements and arrangements resulting from the 2022 Arrangement, among which include:
•The Asset Management Services Agreement (the “AMSA”) under which BAM provides the services of its employees and its Chief Executive Officer to the Company who in turn pays BAM for the services of these individuals on a cost recovery basis. Most of BAM's employees/executives spend their time discharging their duties as officers and employees of BAM and towards responsibilities related to the Company which include investment, corporate and other services. In addition, at the request of the Company, BAM may provide options and long term incentive awards to its employees, which will be reimbursed under this agreement. See discussion of the accounting for this agreement in the Other Revenues accounting policy in Note 2;
•The Transitional Services Agreement (the “TSA”) pursuant to which the Company provides BN and BAM, on a transitional basis, certain services to support day-to-day corporate activities. The transitional services are provided, at cost, for a period of three years from December 9, 2022, unless extended by mutual agreement. The Company also provides to BN, as required from time to time and on a cost recovery basis, services of its investment personnel to assist in acquisitions or other transactions undertaken by BN. See discussion of the accounting for this agreement in the Related Parties accounting policy in Note 2; and
•The Relationship Agreement under which (i) carried interest generated by our asset management business is allocated to BN at 100% with respect to mature funds and at 33.3% with respect to current funds, new funds and open-ended funds, through the Company’s non-controlling interest and redeemable preferred shares non-controlling interest held by BN, and (ii) certain employee share-based and performance-based compensation costs are recovered from BN. See discussion of the accounting for this agreement in the Other Revenues accounting policy in Note 2.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The financial statements for periods prior to and through the date of the 2022 Arrangement were prepared on a combined standalone basis and were derived from the consolidated and combined financial statements and accounting records of BN. The financial statements for the year ended December 31, 2024 2023, and 2022 and as of December 31, 2024 and 2023 are consolidated and combined financial statements of the Company and its subsidiaries and is based on the financial position and results of operations of the Company as a standalone company. Intercompany balances and transactions between consolidated entities have been eliminated. These consolidated and combined financial statements reflect the historical results of operations, financial position and cash flows of the Company in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The historical results of operations and cash flows of the Company prior to the 2022 Arrangement presented in these consolidated and combined financial statements may not be indicative of what they would have been had the Company been an independent standalone entity, nor are they necessarily indicative of the Company's future results of operations, financial position and cash flows.
The consolidated and combined statements of operations for periods prior to and through the 2022 Arrangement include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain Corporation corporate functions. These allocated costs and expenses include executive management, finance, treasury, tax, audit, legal, information technology, human resources and risk management functions and the related benefit/cost associated with such functions, including employee share-based and performance based compensation. These costs and expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remaining expenses allocated primarily on a pro rata basis using an applicable measure of revenues, headcount or other relevant measures. The Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received.
The preparation of the Company's consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Generally, actual experience has been consistent with management's prior estimates and assumptions. In many cases, management's estimates and assumptions are dependent on estimates of such future developments which may change in the future. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the accompanying consolidated and combined financial statements.
Certain of the comparative figures have been reclassified to conform to the consolidated and combined financial statement presentation adopted in the current year.
Use of Estimates
The preparation of the Consolidated and Combined Financial Statements in accordance with U.S. GAAP requires management to make estimates that affect the amounts reported in the Consolidated and Combined Financial Statements and accompanying notes. Management believes that estimates utilized in the preparation of the Consolidated and Combined Financial Statements are reasonable. Such estimates include those used in the valuation of investments and financial instruments, the measurement of deferred tax balances (including valuation allowances), accrued carried interest, incentive distributions and the accounting for share-based and performance-based compensation. Actual results may differ from those estimates and such differences may be material.
Consolidation
The Company consolidates all entities that it controls through a majority voting interest and all variable interest entities (“VIE”) for which it is the primary beneficiary. An enterprise is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a variable interest entity and reconsiders that conclusion upon certain events. In determining whether the Company is the primary beneficiary, the Company evaluates its control rights as well as economic interests in the entity held either directly or indirectly by the Company. Assets of a consolidated VIE can only be used to settle obligations of the consolidated VIE and creditors and other beneficial interest holders do not have recourse to the Company with respect to liabilities of its consolidated VIEs. The Company’s other disclosures regarding VIEs are discussed in Note 4.
The Company consolidates the financial position and results of operations of certain funds, in which it is the primary beneficiary. In the current period, the Company invested in two Brookfield-sponsored funds in which it has been determined to be the primary beneficiary.
All intercompany balances and transactions have been eliminated on consolidation.
Redeemable Preferred Shares Non-Controlling Interest
Upon completion of the 2022 Arrangement, the Company issued various special tracking preferred shares of subsidiaries of the Company (“Tracking Shares”) which provides BN with a redemption right, upon a liquidation or redemption event, to receive a preferred amount equal to the fair value of carried interest entitlement from certain tracked assets, net of any compensation related costs. These returns are realized through the payment of cumulative dividends, as and when declared by the board of directors of the relevant Brookfield Asset Management ULC subsidiaries. These tracking shares are entitled to vote, together with the common shares owned indirectly by the Company, in respect of those subsidiaries. The tracking shares are presented as preferred share redeemable non-controlling interest within the Consolidated and Combined Balance Sheets, outside of permanent equity.
The first series of Tracking Shares issued by Brookfield U.S. Holdings Inc. (“BUSHI”), a subsidiary of the Company, provides BN with economic interest equal to effectively 100% of the carried interest earned in mature funds. This series of Tracking Shares has a redemption clause whereby the issuer, whose board is controlled by BN, may elect to redeem the tracking shares upon the tenth anniversary of issuance. While this series of tracking shares are not currently redeemable, the Company considers that it is probable that the instrument will become redeemable as the redemption requirement is only through passage of time. As such, the relevant redeemable non-controlling interest recognized outside of permanent equity requires remeasurement at each reporting period.
The second series of Tracking Shares issued by Brookfield Manager Holdings Ltd. (“BMHL”) provides BN with the economic interest equal to effectively a 33.3% share of similar distributions on open-ended funds. This series of Tracking Shares can only be redeemed upon exceptional circumstances that cause a materially adverse impact to the subsidiary. As the instrument is not currently redeemable and the Company considers such a triggering event to be remote and outside of the control of the entity, the relevant redeemable non-controlling interest recognized outside of permanent equity does not require remeasurement at each reporting period.

In addition to the Tracking Shares, BUSHI also has class B senior preferred shares and class B preferred shares outstanding as at December 31, 2024, all of which are held by BN. The class B senior preferred shares entitle the holder to cumulative preferential cash dividends at $1.36375 per share per annum and are ranked senior to the BUSHI Tracking Shares, class B preferred shares and common shares. The class B senior preferred shares are redeemable by the issuer, whose board is controlled by BN, upon the tenth anniversary of issuance at a redemption amount of $25 per share plus accrued and unpaid dividends. The class B preferred shares of BUSHI are redeemable at the option of both the holder and the issuer at a redemption amount of $25 per share plus declared and unpaid dividends, and title the holder to non-cumulative preferential cash dividends at 6.7% per annum on the redemption amount. These preferred shares are non-voting and rank junior to the class B senior preferred shares and the BUSHI Tracking Shares and senior to common shares of the entity. Due to the currently exercisable holder redemption option, these shares are presented as a part of preferred share redeemable non-controlling interest within the Company’s Consolidated and Combined Balance Sheets, outside of permanent equity and measured at their redemption amount plus any dividends declared and unpaid at each reporting date.
Additionally, the Company, as part of various equity-based compensation arrangements, has issued class A preferred shares to BN and BAM. The shares rank junior to the Class B senior preferred and Tracking Shares and are redeemable at the option of the holder and the issuer at a redemption amount of $25 per share plus accrued and unpaid dividends and these preferred shares are non-voting. Due to the currently exercisable holder redemption option, these shares are presented as a part of preferred share redeemable non-controlling interest within the Company’s Consolidated and Combined Balance Sheets, outside of permanent equity and measured at their redemption amount plus any dividends declared and unpaid at each reporting date.
The Company recognizes any change of the carrying amount of its preferred shares redeemable non-controlling interest in net (income) loss attributable to preferred share redeemable non-controlling interest in its Consolidated and Combined Statements of Operations.
Non-Controlling Interest
Upon completion of the 2022 Arrangement, the Company issued various classes of equity interests of the Company’s subsidiaries to BN which have rights to priority distributions. Net income (loss) and other comprehensive income, if applicable, generated by the respective subsidiaries is allocated to non-controlling interest in consolidated entities based on the substantive contractual terms of the subsidiaries’ governing agreements that specify the allocation of income or loss.
Revenue Recognition
Revenue is measured based on the amount the Company expects to be entitled to under the contract with the customer and excludes amounts collected on behalf of third parties. A performance obligation is a promise in a contract to transfer a distinct good or service (or a bundle of goods and services) to the customer and is the unit of account in ASC 606. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue, as, or when, the performance obligation is satisfied. The Company recognizes revenue when it transfers control of a product or service to a customer.
Revenues primarily consist of management and advisory fees, incentive fees (including incentive distributions and performance fees).
Management and advisory fees — Management and advisory fees are comprised of base management fees and transaction, advisory and other fees and are accounted for as contracts with customers.
The Company earns base management fees from its customers at a fixed percentage of a calculation base which is typically committed capital or invested capital or net asset value. The Company identifies its customers on a fund-by-fund basis in accordance with the terms and circumstances of the individual fund. Generally, the customer is identified as the investor in its managed funds and investment vehicles, but for certain widely held funds or vehicles, the fund or vehicle itself may be identified as the customer. These customer contracts require the Company to provide investment management services over a period of time, which represents a performance obligation that the Company satisfies over time. Management fees are a form of variable consideration because the fees that the Company is entitled to vary based on fluctuations in the basis for the management fee. The amount recorded as revenue is generally determined at the end of the period because these management fees are payable on a regular basis (typically quarterly) and are not subject to clawback once paid.
Transaction, advisory and other fees are principally fees charged to the investors of funds indirectly through the managed funds and portfolio companies. These fees are based on a fixed percentage of enterprise value or equity value of pooled capital raised and are earned which generally coincides with when the capital is called. These fees are not tied to performance or ongoing investment management services, are not subject to clawback and are recorded in the period in which the related transaction closes.
Accrued but unpaid management and advisory fees, net of management fee reductions and management fee offsets, as of the reporting date are included in Accounts receivable and other, net or Due from affiliates in the Consolidated and Combined Balance Sheets.

Incentive fees — Incentive fees include incentive distributions and performance fees and are accounted for as contracts with customers.
Incentive distributions are incentive payments to reward the Company for meeting or exceeding certain performance thresholds of managed entities. They are comprised of incentive distributions and performance fees.
Incentive distributions paid to us by our permanent capital vehicles are determined by contractual arrangements and represent a portion of distributions paid by the permanent capital vehicles above a predetermined hurdle. They are accrued as revenue on the respective affiliates’ distribution record dates only if the predetermined hurdle has been achieved. They are not subject to clawback.
Performance fees are generated when the unit value of a perpetual affiliate or a limited-life fund exceeds a prescribed high-water mark and are accrued on a quarterly or annual basis. These fees are not subject to clawback.
Incentive distributions and performance fees will not be recognized until (a) it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur, or (b) the uncertainty associated with the variable consideration is subsequently resolved.
Accrued but unpaid incentive distributions and performance fees are recorded within Due from affiliates in the Consolidated and Combined Balance Sheets as of the reporting date.
Investment income (loss) — Investment income (loss) represents the unrealized and realized gains and losses on carried interest and movements in the fair value of the Company's principal investments and is accounted for outside of ASC 606.
Carried interest is a performance fee arrangement in which the Company receives a percentage of investment returns, generated within a private fund on carry eligible capital, based on a contractual formula. We are eligible to earn carried interest from a fund once returns exceed the fund’s contractually defined performance hurdles at which point, we earn an accelerated percentage of the additional fund profit until we have earned the percentage of total fund profit, net of fees and expenses, to which we are entitled. At the end of each reporting period, the Company calculates the balance of accrued carried interest that would be due to the Company for each fund, pursuant to the fund agreements, as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as accrued carried interest to reflect either (a) positive performance resulting in an increase in the accrued carried interest to the general partner or (b) negative performance that would cause the amount due to the Company to be less than the amount previously recognized as revenue, resulting in a negative adjustment to the accrued carried interest to the general partner. These adjustments are recorded in the Consolidated and Combined Statements of Operations as unrealized carried interest allocations in Investment income. In each scenario, it is necessary to calculate the accrued carried interest on cumulative results compared to the accrued carried interest recorded to date and make the required positive or negative adjustments. The Company ceases to record negative carried interest once previously accrued carried interest for such funds have been fully reversed. The Company is not obligated to pay guaranteed returns or hurdles, and therefore, cannot have negative carried interest over the life of a fund. Accrued carried interest as of the reporting date is reflected in Investments on the Consolidated and Combined Balance Sheets.
Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the preferred return or, in limited instances, after certain thresholds for return of capital are met. Carried interest is subject to clawback to the extent that the carried interest received to date exceeds the amount due to the Company based on cumulative results. The accrual for potential repayment of previously received carried interest would represent amounts previously paid to the Company that would need to be repaid if these funds accruing carry were to be liquidated based on the fair value of their underlying investments. This amount is estimated to be $nil for all periods presented and as a result no clawback provision has been recognized in these Consolidated and Combined Financial Statements.
Fair value gains (losses) on principal investments include the unrealized and realized gains and losses on the Company’s principal investments, including its investments in the funds that are not consolidated and receive pro-rata allocations and other principal investments. Income (loss) on principal investments is realized when the Company redeems all or a portion of its investment or when the Company receives cash income, such as dividends or distributions. Unrealized income (loss) on principal investments results from changes in the fair value of the underlying investment as well as the reversal of unrealized gain (loss) at the time an investment is realized.
Interest and dividend revenue — Interest and dividend revenue comprise primarily of interest and dividend income earned on principal investments not accounted for under the equity method held by the Company.
Other revenues
Other revenues arises from the AMSA between BAM and the Company and the Relationship Agreement between BAM, the Company, and BN.

Under the AMSA, BAM provides the services of its employees on a cost recovery basis. Expenses incurred under the AMSA relating to these services is recognized as Other Revenues in the Consolidated and Combined Statements of Operations on a gross basis as and when the services are performed by BAM.
Under the Relationship Agreement, certain employee share-based and performance-based compensation costs are recovered from BN. Income generated under the Relationship Agreement relating to these instruments is recognized as Other Revenues in the Consolidated and Combined Statements of Operations on a gross basis as the instruments vest.
Certain liability classified share-based awards covered by the AMSA and Relationship Agreement are required to be revalued at each balance sheet date. As a result, where the revaluation results in an increase in the share-based award liability, BN and the Company will reimburse BAM while conversely, where the revaluation results in a decrease in the share-based award liability, BAM will be responsible for reimbursing the difference to BN or the Company.
Other revenues includes certain performance fees which are accounted for as contracts with customers. Amounts are accrued on a quarterly or annual basis and are not recognized until (a) it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur, or (b) the uncertainty associated with the variable consideration is subsequently resolved. Certain amounts are subject to clawback.
Fair Value of Financial Instruments
U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination of fair values, as follows:
•Level I — Quoted prices are available in active markets for identical financial instruments as of the reporting date. The types of financial instruments in Level I include listed equities and mutual funds with quoted prices. The Company does not adjust the quoted price for these investments, even in situations where the Company holds a large position and a sale could reasonably impact the quoted price.
•Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.
•Level III — Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.
Level II Valuation Techniques
Financial instruments classified within Level II of the fair value hierarchy are comprised of certain equity securities.
The valuation techniques used to value financial instruments classified within Level II of the fair value hierarchy are as follows:
•Equity Securities are valued on the basis of prices from an orderly transaction between market participants provided by reputable dealers or pricing services. In determining the value of a particular investment, the Company may use certain information with respect to quotations from dealers, pricing matrices and market transactions in comparable investments and various relationships between investments. The valuation of certain equity securities is based on an observable price for an identical security adjusted for the effect of a restriction that is embodied in the security.

Level III Valuation Techniques
In the absence of observable market prices, the Company values its investments using valuation methodologies applied on a consistent basis. For some investments where little market activity may exist; management’s determination of fair value is then based on the best information available in the circumstances and may incorporate management’s own assumptions and involves a significant degree of judgment, taking into consideration a combination of internal and external factors, including the appropriate risk adjustments for non-performance and liquidity risks.
The Company uses both the discounted cash flow method or the direct capitalization method to value the investments held in consolidated funds. Valuations may be derived by referencing observable valuation measures for comparable assets and recent market transactions, adjusted for asset specific factors. Where a discounted cash flow method is used, a terminal value is derived by referencing to a stabilized exit EBITDA and a capitalization rate.
Net Asset Value
Investment funds are typically measured using Net Asset Value (“NAV”) as a practical expedient in determining fair value and are not classified in the fair value hierarchy. The carrying value reflects a pro rata ownership percentage as indicated by NAV in the investment fund financial statements, which may be adjusted if it is determined NAV is not calculated consistent with investment company fair value principles. The underlying investments of the investment funds may have significant unobservable inputs, which may include but are not limited to, comparable multiples and WACC rates applied in valuation models or a discounted cash flow model.
Derivatives
Derivative financial instruments under ASC 815, Derivative and Hedging are recognized on the Consolidated and Combined Balance Sheets at fair value with changes in fair value recognized in earnings.
Purchased or written options on equity interests of several of our equity method investments that do not meet the definition of a derivative are recognized on the Consolidated and Combined Balance Sheets on a gross basis as Financial Assets or Financial Liabilities, respectively. These financial instruments are measured at fair value with changes in fair value recognized in Other (expenses) income, net.
Investments
Investments include (i) investments held by funds which the Company controls and consolidates and (ii) the Company’s ownership interests (typically general partner interests) in nonconsolidated funds which are accounted for as equity method investments.
(i) Investments at fair value under Consolidated Funds
Investments held in consolidated funds, which are investment companies under ASC 946, Financial Services - Investment Companies, are measured at fair value as disclosed in Note 3.
(ii) Company’s ownership interests in funds and other asset management businesses accounted for as equity method investments
Investments in which the Company is deemed to exert significant influence, but not control, are accounted for using the equity method of accounting. The Company has significant influence over certain Brookfield funds in which it invests but does not consolidate. Therefore, its investments in such Brookfield funds, which include both a proportionate and disproportionate allocation of the profits and losses, are accounted for under the equity method. The Company also has investments in equity interests of other asset management businesses that provide it with significant influence and therefore accounts for such investments using the equity method for its proportionate share of the investees' comprehensive income or losses.
When the Company acquires an additional interest in an existing equity method investment, resulting in a step-up in basis, the difference between the purchase price and the Company's proportionate share of the book value of the investee’s net assets is identified and allocated to the fair value of the identifiable assets and liabilities of the investee at the acquisition date. The excess of the purchase price over the book value of the net assets acquired is allocated to intangible assets and goodwill. The basis difference is generally amortized over the remaining useful lives of the intangible assets, while any amount allocated to goodwill is not amortized but is tested for impairment annually. The amortization of the basis difference affects the Company’s share of the investee’s net income or loss and is included in the “Share of Income from Equity Method Investments” line item in the Consolidated and Combined Statements of Operations. The amortization periods for the intangible assets to which the basis difference is allocated are consistent with the estimated useful lives of those assets. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.
In cases where the Company’s equity method investments provide for a disproportionate allocation of the profits and losses, the Company’s share of earnings (losses) from equity method investments is determined using a balance sheet approach referred to as the hypothetical liquidation at book value (“HLBV”) method. Under the HLBV method, at the end of each reporting period the Company calculates the accrued carried interest that would be due to the Company pursuant to fund agreements as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of the underlying investments varies between reporting periods, it is necessary to make adjustments to the amounts recorded as carried interest to reflect either a positive performance resulting in an increase in the carried interest allocated to the general partner or a negative performance that would cause the amount due to the Company to be less than the amount previously recognized, resulting in a negative adjustment to carried interest allocated to the general partner. In each case, such accrued carried interest will be recognized in the Consolidated and Combined Statements of Operations.
The Company has elected to account for certain equity method investments such as equity securities through the election of the fair value option under ASC 825, Financial Instruments. These are investments in limited partnerships that represent more than a minor interest in the investees where the Company does not have the practical ability to exert significant influence.
Refer to Note 3 for details in relation to equity method investments.
Cash and Cash Equivalents
Cash and cash equivalents represents cash on hand, cash held in banks, money market funds and liquid investments with original maturities of three months or less. Interest income from cash and cash equivalents is recorded in Interest and dividend revenue in the Consolidated and Combined Statements of Operations.
Intangibles and Goodwill
Identifiable finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from three to twenty years, reflecting the contractual lives of such assets. Amortization expense is included within General and administrative in the Consolidated and Combined Statements of Operations. Intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.
Goodwill is reviewed for impairment at least annually utilizing a qualitative or quantitative approach, and more frequently if circumstances indicate impairment may have occurred. The impairment testing for goodwill under the qualitative approach is based first on a qualitative assessment to determine if it is more likely than not that the fair value of the Company’s operating segments is less than their respective carrying values. The operating segments are considered the reporting units for testing the impairment of goodwill. If it is determined that it is more likely than not that an operating segment’s fair value is less than its carrying value or when the quantitative approach is used, an impairment loss is recognized to the extent by which the carrying value exceeds the fair value, not to exceed the total amount of goodwill allocated to that reporting unit.
Property, Plant and Equipment, net
Property, plant and equipment, net consist primarily of leasehold improvements, furniture, fixtures and equipment, computer hardware and software and are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets’ estimated useful economic lives, which for leasehold improvements are the lesser of the lease term or the life of the asset, generally ten to fifteen years, and three to seven years for other fixed assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
Accounts Receivable, net
Accounts receivable, net includes management fees receivable from limited partners, receivables from underlying funds in the fund of hedge funds business, placement and advisory fees receivables, receivables relating to unsettled sale transactions and loans extended to unaffiliated third parties. Accounts receivable, net are assessed for credit loss at each reporting date. Amounts determined to be uncollectible are charged directly to General and administrative expenses in the Consolidated and Combined Statements of Operations.
Foreign Currency
The U.S. Dollar is the functional and presentation currency of the Company. The Company consolidates a number of entities that have a non-U.S. Dollar functional currency. Each of the Company’s subsidiaries and associates determines its own functional currency and items of each subsidiary and associate included in the Consolidated and Combined financial statements are measured using that functional currency. Assets and liabilities of foreign operations having a functional currency other than the U.S. Dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at average rates during the year. Gains or losses on translation are accumulated as a component of equity. On the disposal of a foreign operation, or the loss of control, joint control or significant influence, the component of Accumulated other comprehensive income relating to that foreign operation is reclassified to Net income in the Consolidated and Combined Statements of Operations. Gains or losses on foreign currency denominated balances and transactions that are designated as hedges of net investments in these operations are reported in the same manner.

Foreign currency-denominated monetary assets and liabilities of the Company are translated using the rate of exchange prevailing at the reporting date, and non-monetary assets and liabilities measured at fair value are translated at the rate of exchange prevailing at the date when the fair value was determined. Revenues and expenses are measured at average rates during the year. Gains or losses on translation of these items are included in earnings. Foreign currency denominated non-monetary assets and liabilities, measured at historic cost, are translated at the rate of exchange at the transaction date.
Compensation, benefits and fund operating expenses — Compensation and carried interest compensation
Compensation — Compensation consists of (a) salary and bonus, and benefits paid and payable to employees, and (b) share-based compensation associated with the grants of share-based awards to employees. Compensation costs relating to the issuance of share-based awards to senior management and employees is accounted for in accordance with ASC 718, Compensation — Stock Compensation. These awards are measured at fair value at the grant date and expensed over the vesting period, except in the case of share-based awards that do not require future service, which are expensed immediately. Cash settled share-based awards and awards settled in a variable number of shares for a fixed monetary amount are classified as liabilities and are remeasured at the end of each reporting period. The Company accounts for forfeitures as they occur.
Prior to the completion of the 2022 Arrangement, share-based compensation expense was allocated to the Company based on the awards and terms previously granted to its employees under BN's share-based compensation plans. The value of these long term incentive plans changed as a result of the spin-off of the asset management business. In order to make award participants whole following the 2022 Arrangement, BN and BAM modified the strike price of the historical awards and issued additional BAM awards such that participants would receive the same economic outcome immediately before and after the spin-off. As part of the execution of the 2022 Arrangement, certain employees are now employed by the Company and any unvested amounts cease to be recognized by the non-employing entity. The Company assessed the fair value of the modified instruments immediately before and after the spin-off date to determine if there was any change in value and will account for the impact of the modification and recognizes any relevant incremental fair value generated at the time of the spin-off prospectively.
In addition, BAM may issue options and other long-term incentive awards to employees of the Company, and the Company may reimburse BAM for the costs associated with these awards. Compensation costs associated with these instruments are recorded on a gross basis in the Statements of Operations as the instruments vest.
Refer to Note 9 for further details of the Company's share-based compensation.
Carried Interest Compensation — Unrealized and realized carried interest is performance-based compensation associated with realized or unrealized carried interest based on performance of investments on a fund-by-fund basis. Such compensation expense is subject to both positive and negative adjustments.
Other (expenses) income, net
Other (expenses) income, net in the Consolidated and Combined Statements of Operations includes net unrealized gains (losses) resulting from changes in the fair value of the Company’s investments in common shares, financial instruments associated with options to acquire additional interests in various investments, and investments in its sponsored funds.
Income taxes
The Company is an unlimited liability company organized under the provincial laws of British Columbia and is subject to Canadian federal and provincial income taxes.
Prior to the 2022 Arrangement, the Company's domestic and foreign operating results were included in the income tax returns of BN. The Company accounted for income taxes under the separate return method. Under this approach, the Company determined its deferred tax assets and liabilities and related tax expenses as if it were filing separate tax returns.
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Income taxes as presented attribute deferred income taxes of the Company's standalone Consolidated and Combined Financial Statements in a manner that is systematic, rational, and consistent with the asset and liability method.
The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company's assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
The Company analyzes its tax filing positions in all jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. Tax benefits associated with actual or expected income tax positions are recognized when the “more likely than not” recognition threshold is met. The tax benefits are measured at the largest amount of benefit that is greater than 50% likely to be realized upon settlement with the related tax authority.
The Company recognizes accrued interest and penalties related to uncertain tax positions within the provision for income taxes in the Consolidated and Combined Statements of Operations.
Related parties
In the normal course of operations, the Company enters into various transactions on market terms with related parties, including amounts in Due from/to affiliates. The Company and its subsidiaries may also transact with entities that share a common parent. Amounts owed to and by associates and joint ventures are not eliminated on consolidation.
The Company has certain loans and receivables within Due from Affiliates which are long-term in nature. These receivables are initially recognized at fair value and subsequently measured at their amortized cost bases with interest recognized using the interest method.
In addition to the Relationship Agreement and AMSA, BN, BAM and the Company have entered into the TSA pursuant to which (i) the Company agrees to provide BN and BAM, on a transitional basis, certain services to support day-to-day corporate activities (including services related to finance, treasury, accounting, legal and regulatory, marketing, communications, human resources, internal audit, information technology) and (ii) BN provides, on a transitional basis, certain services to BAM and the Company to facilitate the orderly transition of the asset management business (the services, collectively, being “Transitional Services”). The Transitional Services are provided, at cost, for a period of three years from December 9, 2022, unless extended by mutual agreement. The Company also provides to BN, as required from time to time and on a cost recovery basis, services of its investment personnel to assist in acquisitions or other transactions undertaken by BN.
In the normal course of business, BAM issues its share-based compensation awards to the Company’s employees. The Company accounts for such transactions in accordance with ASC 323 Equity Method Investments and Joint Ventures, and recognizes the entire cost of the awards, as they vest, as compensation expense and a corresponding increase in additional paid-in capital. As the Company reimburses BAM for the cost of these awards, the reimbursement is recognized as a decrease in additional paid-in capital. As such, this arrangement with BAM has a net impact on the Company’s Consolidated and Combined Financial Statements as if the Company had paid for the employee compensation in cash. To the extent that the Company reimburses BAM before the associated awards vest, the Company recognizes the prepayment in Due from Affiliates.
See Note 17 for further detail on related party transactions.
Dividends
Dividends are reflected in the Consolidated and Combined Financial Statements when declared.
Recent accounting pronouncements
The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). ASUs not listed below were assessed and either determined to be not applicable or expected to have minimal impact on the Company's consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, which requires public business entities to disclose specific information about existing costs and expenses in the notes to its financial statements. This ASU is intended to provide users with useful information about expenses critical to understanding an entity's performance. This standard requires that a public business entity disclose key expenses including, but not limited to, employee compensation, depreciation and amortization, and associated qualitative disclosures about the nature of expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and interim periods beginning after December 15, 2027. The Company is currently assessing the impact of this update.

3.    INVESTMENTS

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Common and preferred shares (a)	$400	$77
Investments in affiliates (b)	1,116	1,197
Accrued carried interest - mature funds (c)	931	1,394
Accrued carried interest - new funds (c)	693	305
Equity method investments (d)
Equity interest in Oaktree	4,612	4,191
Equity interest in Castlelake	538	—
Equity interest in other affiliates	823	358
	$9,113	$7,522
Where appropriate, the accounting for the Company’s investments incorporates the changes in fair value of those investments.
a.As at December 31, 2024, common and preferred shares were $400 million (2023 – $77 million). Common shares primarily represents investments of $64 million in Brookfield Renewable Energy L.P. (2023 – $64 million) and $25 million in Brookfield Infrastructure Income Fund Inc. Preferred shares represent investments made by the Company which, as of December 31, 2024, are $249 million of preferred shares in GEMS Education and $50 million preferred shares of Cherry Coatings. Common and preferred share investments are carried at fair value with changes in fair value recorded in the Consolidated and Combined Statements of Operations.
b.As at December 31, 2024, Investments in affiliates are primarily comprised of an interest in BSREP III of $1.0 billion (2023 – $1.1 billion) which is accounted for as an equity investment measured at its NAV in accordance with ASC 321, Investments – Equity Securities.
c.Accrued carried interest represents the disproportionate allocation of capital from our private funds to the extent that such interest is provided for in the relevant fund agreements. Accrued carried interest is accounted for using the equity method of accounting based on the Company’s entitlement to the funds’ net assets as if all investments were liquidated at fair value and all liabilities were satisfied, net of the cumulative amounts that have already been realized. As stipulated in the Relationship Agreement, accrued carried interest in mature funds, as defined therein, is all attributed to BN and accrued carried interest in new funds, including current funds and open-ended funds, as defined therein, is attributed to BN at 33.3%. Such attribution is achieved via Tracking Shares and non-controlling interests in certain subsidiaries that are entitled to such carried interest.

The change in the Company’s accrued carried interest for mature funds for the years ended December 31, 2024, 2023, and 2022 is as follows:

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Balance, beginning	$1,394	$1,147	$676
Changes in fund fair values	(438)	298	600
Realized carried interest	(25)	(51)	(129)
Balance, ending	$931	$1,394	$1,147

The change in the Company’s accrued carried interest for new funds during the years ended December 31, 2024, 2023 and 2022 is as follows:

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Balance, beginning	$305	$124	$—
Changes in fund fair values	388	181	124
Balance, ending	$693	$305	$124

d.The Company has significant influence, but not control, over the operating and financial policies of its equity method investees by virtue of having the ability to appoint members of these investees' governing bodies. The Company’s equity method investments include:
i.An approximate 73% economic interest in Oaktree of $4.6 billion (2023 – $4.2 billion);
ii.An economic interest in Castlelake of $538 million;
iii.A 49.9% economic interest in LCM Partner Group of $186 million (2023 – $189 million);
iv.A 35% economic interest in Primary Wave of $147 million (2023 – $110 million);
v.An approximate 11% economic interest in Pretium of $351 million for which the Asset Management Company has elected the fair value option under ASC 825 Financial Instruments upon initial recognition with changes in fair value recognized in net income. For the year ended December 31, 2024, a gain (loss) of nil has been recognized on the value of the investment;
vi.A number of general partner interests in our private funds; and other various equity method investments.
Oaktree
During the year ended December 31, 2024, the Company increased its investment in Oaktree resulting in a step-up in the basis of the investment. The step-up occurred due to the Company’s purchase of additional equity interest, which increased the Company’s ownership percentage from approximately 68% to approximately 73%. The Company accounted for the step-up in basis by allocating the excess of the purchase price over the proportionate share of the book value of the net assets acquired to the identifiable assets and liabilities, as well as goodwill. The amortization of the basis difference will be recognized over the respective useful lives of the identified assets and liabilities. The allocation to goodwill will not be amortized.
Castlelake
During the year ended December 31, 2024, the Company acquired an interest in Castlelake for cash consideration of $489 million. The interest acquired entitles the Company to a 51% stake in Castlelake’s fee-related earnings, a 7.5% stake in carried interest from Castlelake's managed funds, 20% of returns from GP commitments, and 51% of GP commitments for in-market and future Castlelake funds. As part of the purchase agreement, the Company may be required to make additional payments as contingent consideration based on Castlelake's fee-related earnings from 2024 to 2026. The Company has estimated the day one value of this contingent consideration which is included as part of the initial investment. Additionally, certain put and call options were entered into as part of the arrangement and the underlying value has been separately recognized from the day one value of the equity method investment.
SVB Capital
During the year ended December 31, 2024, the Company, along with our partner, Sequoia Heritage, completed the acquisition of SVB Capital for $18 million of which the Company's interest is 50%. As part of the transaction, the Company acquired 100% of Redwood Evergreen Fund LP for $249 million. The Company's interest in SVB Capital has been accounted for as an equity method investment and the investment in the fund has been classified as a disposal group held for sale as a sale is expected to be completed during the first half of the 2025 fiscal year. As of December 31, 2024, Redwood Evergreen Fund LP is measured at fair value less costs to sell at $242 million, and the difference from the acquisition price has been recognized in the Consolidated and Combined Statements of Operations.
The Company recognized in Share of Income from Equity Method Investments in its Consolidated and Combined Statements of Operations its share of earnings (losses) from all of its equity method investments of $339 million (2023 – $167 million; 2022 – $146 million) for the year ended December 31, 2024.
The summarized financial information of all of the Company’s equity method investees, in aggregate, as at December 31, 2024 and 2023, and for the years ended December 31, 2024, 2023 and 2022, is as follows:

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Investments	$79,740	$64,978
Assets	86,488	69,392
Liabilities	19,318	22,324
Capital	67,020	46,606
Non-controlling interest	196	462

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Revenues	$5,156	$2,426	$3,462
Expenses	(3,997)	(2,806)	(3,559)
Net income (loss)	1,160	(380)	(97)
Net income attributable to non-controlling interest	20	12	186
Investments in Consolidated Funds
The summary of the Company's investments held in consolidated funds as at December 31, 2024 and 2023, is as follows:

AS AT DECEMBER 31, (MILLIONS)	Fair value as at December 31,		% of total investments as at December 31,
	2024	2023	2024	2023
Equity securities, at fair value	$251	$—	100%	—%
Total investments, at fair value	$251	$—	100%	—%
As of December 31, 2024 and 2023, no single issuer or investment, including derivative instruments and underlying portfolio investments of the Consolidated Funds, had a fair value that exceeded 5% of the Company’s total assets.
Net gains (losses) from investment activities in the Consolidated and Combined Statements of Operations consist primarily of realized and unrealized gains and losses on the consolidated funds’ investments (including foreign exchange gains and losses attributable to foreign-denominated investments and related activities) and other financial instruments. Unrealized gains or losses result from changes in the fair value of these investments and other financial instruments. Upon disposition of an investment, unrealized gains or losses are reversed and an offsetting realized gain or loss is recognized in the current period. For the year ended December 31, 2024, there were no gains or losses recognized from investment activities (2023 – nil).
4.    VARIABLE INTEREST ENTITIES
The Company consolidates certain VIEs for which it is the primary beneficiary either directly or indirectly, through another consolidated entity. VIEs include certain credit focused entities within the Oaktree platform, whereby the purpose of such VIEs is to provide a vehicle that allocates our share of its performance-based fees between the Company and BN, as well as certain consolidated funds where BAM is the primary beneficiary. The fundamental risks of these consolidated VIEs, mainly include loss of invested capital and performance-based fees. The Company does not provide performance guarantees and has no other financial obligation to provide funding to consolidated VIEs. The assets of consolidated VIEs may only be used to settle obligations of these entities. In addition, there is no recourse to the Company for the consolidated VIEs’ liabilities. As at December 31, 2024, the Company had unfunded commitments of $750 million to the consolidated funds.

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Cash and Cash Equivalents	$—	$—
Investments	1,083	891
Investments in consolidated funds	251	—
Other Assets	—	—
Total Assets	$1,334	$891

Non-recourse borrowings in consolidated funds	$251	$—
Other Liabilities	—	—
Total Liabilities	$251	$—
The Company holds variable interests in certain VIEs which are not consolidated as it has been determined that the Company is not the primary beneficiary. VIEs that are not consolidated predominately include investment funds sponsored by or managed by the Company. The Company's investment strategies differ by investment fund; however, the fundamental risks have similar characteristics, including loss of invested capital and loss of management and performance income. The Company's maximum exposure to loss as a result of its investments in the unconsolidated investment funds is the carrying value of such investments, including the Company's capital interest and any unrealized carried interest. For the year ended December 31, 2024 and 2023, the Company did not provide any financial and other support to unconsolidated VIEs other than its obligated commitments.

The assets and liabilities recognized in the Company's Consolidated and Combined Balance Sheets related to its maximum exposure to loss of those VIEs of which the Company is determined not to be the primary beneficiary, the non-consolidated VIEs, are as follows:

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Investments	$1,472	$893
Due from affiliates	9	5
VIE related assets	1,481	898
Maximum exposure to loss	$1,481	$898
5.    FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS
Fair value approximates carrying value for the following financial instruments that are not measured at fair value in the Consolidated and Combined Financial Statements: Cash, Accounts receivable and other, net, Accounts payable and other, net, and Due to affiliates and Due from affiliates.
Financial Instruments
The following tables summarizes the fair value hierarchy of financial assets and liabilities of the Company that are measured at fair value as at December 31, 2024 and 2023:

	2024
AS AT DECEMBER 31, (MILLIONS)	Level I	Level II	Level III	NAV	Total
Assets
Cash equivalents	$172	$—	$—	$—	$172
Financial assets	—	—	231	—	231
Investments:
Common and preferred shares	10	—	363	25	398
Investments in affiliates	—	—	—	1,026	1,026
Equity method investments under fair value option	—	—	351	—	351
Investments held for sale	—	—	242	—	242
Total assets at fair value	$182	$—	$1,187	$1,051	$2,420
Liabilities
Financial liabilities	$—	$—	$228	$—	$228
Total liabilities at fair value	$—	$—	$228	$—	$228

	2023
AS AT DECEMBER 31, (MILLIONS)	Level I	Level II	Level III	NAV	Total
Assets
Cash equivalents	$2,483	$—	$—	$—	$2,483
Financial assets	—	—	37	—	37
Investments:
Common and preferred shares	—	—	64	—	64
Investments in affiliates	—	—	—	1,138	1,138
Investments held for sale	—	—	—	—	—
Total assets at fair value	$2,483	$—	$101	$1,138	$3,722
Liabilities
Financial liabilities	$—	$—	$122	$—	$122
Total liabilities at fair value	$—	$—	$122	$—	$122
Financial Instruments of Consolidated Funds
The following tables summarizes the fair value hierarchy of financial assets and liabilities measured at fair value for the Company's consolidated funds as at December 31, 2024 and 2023:

	2024				2023
AS AT DECEMBER 31, (MILLIONS)	Level I	Level II	Level III	Total	Level I	Level II	Level III	Total
Assets
Investments in equity securities	$—	$—	$251	$251	$—	$—	$—	$—
Total assets at fair value	$—	$—	$251	$251	$—	$—	$—	$—
Liabilities
Non-recourse borrowings	$251	$—	$—	$251	$—	$—	$—	$—
Total liabilities at fair value	$251	$—	$—	$251	$—	$—	$—	$—
Level III Measurements
The fair value measurement of items categorized in Level III of the fair value hierarchy is subject to valuation uncertainty arising from the use of significant unobservable inputs. The significant unobservable inputs used in the fair value measurement of financial assets and liabilities recurringly measured at fair value are discount rates, capitalization rates, volatility assumptions, and inputs to prescribed settlement formulas on certain of our options. Significant changes in these inputs in isolation would have resulted in a significantly higher or lower fair value measurement.
The following tables summarize the quantitative inputs and assumptions used for items categorized in Level III of the fair value hierarchy as at December 31, 2024 and 2023:

AS AT DECEMBER 31, 2024 (MILLIONS)
Asset/Liability	Fair Value	Valuation Techniques	Unobservable Inputs	Ranges	Weighted Average (a)	Impact to Valuation from an Increase in Input
Financial assets (b)	$231	Option pricing model	Volatility	30 - 40%	38%	Higher
			Discount rate	5% - 9%	6%	Lower
Common and preferred shares (c)	363	Market approach	N/A	N/A	N/A	N/A
Equity method investments under fair value option (d)	351	Market approach	N/A	N/A	N/A	N/A
Investments held for sale (e)	242	Market approach	N/A	N/A	N/A	N/A
Financial liabilities (f)	228	Option pricing model	Volatility	30 - 40%	38%	Higher
			Discount rate	5% - 8%	5%	Lower

AS AT DECEMBER 31, 2023 (MILLIONS)
Asset/Liability	Fair Value	Valuation Techniques	Unobservable Inputs	Ranges	Weighted Average (a)	Impact to Valuation from an Increase in Input
Financial assets (b)	$37	Option pricing model	Volatility	40%	40%	Higher
			Discount rate	5% - 9%	6%	Lower
Common and preferred shares (c)	64	Discounted cash flows	Discount rate	5% - 9%	6%	Lower
Financial liabilities (f)	122	Option pricing model	Volatility	40%	40%	Higher
			Discount rate	8%	8%	Lower
(a)Unobservable inputs were weighted based on the fair value of the investments included in the range.
(b)Financial assets relate to a call option held by the Company to acquire additional shares of Primary Wave from other investors of the investee using a prescribed valuation methodology in exchange for cash, Class A shares of BN or other forms of consideration at the discretion of the Company. The balance also includes other items such as call options associated with the Company's investment in Castlelake. The fair value of these instruments is determined quarterly using a Monte Carlo simulation and various inputs prepared by management.

(c)Common shares categorized as Level III represents investments of $64 million in Brookfield Renewable Energy L.P. (2023 – $64 million). Preferred shares represent investments made by the Company which, as of December 31, 2024, are $249 million of preferred shares in GEMS Education and $50 million preferred shares of Cherry Coatings. Common and preferred share investments are carried at fair value with changes in fair value recorded in the Consolidated and Combined Statements of Operations.
(d)Equity method investments under fair value option represents an approximate 11% economic interest in Pretium of $351 million for which the Asset Management Company has elected the fair value option under ASC 825 Financial Instruments upon initial recognition with changes in fair value recognized in the Consolidated and Combined Statements of Operations.
(e)The Company acquired 100% of Redwood Evergreen Fund LP for $249 million, which has been classified as a disposal group held for sale as a sale is expected to be completed during the first half of the 2025 fiscal year. As of December 31, 2024, Redwood Evergreen Fund LP is measured at fair value less costs to sell at $242 million, and the difference from the acquisition price has been recognized in the Consolidated and Combined Statements of Operations.
(f)Financial liabilities relate to put options held by other investors of Oaktree and Primary Wave under which the Company may be required to purchase additional shares of these investees using a prescribed valuation methodology in exchange for cash, Class A shares of BN or other forms of consideration at the discretion of the Company. The balance also includes put options associated with the Company's investment in Castlelake, as well as a financial instrument associated with contingent consideration. The fair value of these instruments is determined quarterly using a Monte Carlo simulation and various inputs prepared by management.
Level III Measurements of Consolidated Funds

AS AT DECEMBER 31, 2024 (MILLIONS)
Level III Asset/Liability	Fair Value	Valuation Techniques	Unobservable Inputs	Ranges	Weighted Average (a)	Impact to Valuation from an Increase in Input
Investments in equity securities	$251	Market approach	N/A	N/A	N/A	N/A
Level III Changes in Fair Value
During the year ended December 31, 2024, there have been no changes in valuation techniques within Level III that have had a material impact on the valuation of financial instruments.
The following tables summarize the changes in financial assets and liabilities measured at fair value for which the Company has used Level III inputs to determine fair value. These tables also exclude financial assets and liabilities measured at fair value on a non-recurring basis. Total realized and unrealized gains and losses recorded for Level III investments are reported in Other (expenses) income, net in the Consolidated and Combined Statements of Operations.

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2024 (MILLIONS)	Financial assets	Common and preferred shares	Equity method investments under fair value option	Financial liabilities
Balance, beginning	$37	$64	$—	$122
Fair value changes in net income	68	—	—	(7)
Purchases	126	532	351	113
Sales	—	(233)	—	—
Balance, ending	$231	$363	$351	$228

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2023 (MILLIONS)	Financial assets	Common and preferred shares	Financial liabilities
Balance, beginning	$52	$64	$190
Fair value changes in net income	(15)	—	(68)
Balance, ending	$37	$64	$122

Level III Changes in Fair Value of Consolidated Funds

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 2024 (MILLIONS)	Investments in equity securities
Balance, beginning	$—
Fair value changes in net income	—
Purchases	251
Balance, ending	$251
6.    BORROWINGS OF CONSOLIDATED FUNDS
Certain consolidated funds may maintain revolving credit facilities that are secured by the assets of the fund or may issue senior variable rate notes to fund investments on a longer term basis, generally up to ten years. The obligations of the consolidated funds are non-recourse to the Company.
The consolidated funds has the following debt obligations outstanding:

AS AT DECEMBER 31, (MILLIONS)	2024	2023	Facility Capacity	Weighted Average Interest Rate	Weighted Average Remaining Maturity	Commitment fee rate
Revolving credit facilities	$251	$—	$675	6.4% - 6.7%	13 months	0.3%
Total debt obligations	$251	$—
7.    REVENUE
The Company offers investment products on a number of strategies, specifically renewable power and transition, infrastructure, real estate, private equity, and credit, operating in more than 30 countries. The majority of management and advisory fees, net are earned in the United States of America.
The following table sets out revenue disaggregated by investment strategy and geography.

FOR THE YEAR ENDED DECEMBER 31, 2024 (MILLIONS)	Renewable power and transition	Infrastructure	Real estate	Private equity	Credit	Total
Management and advisory fees, net
United States of America	$105	$204	$558	$120	$214	$1,201
Canada	172	374	23	71	25	665
United Kingdom	163	189	252	83	—	687
Other	105	171	80	48	—	404
Incentive fees	129	295	—	—	—	424
	$674	$1,233	$913	$322	$239	$3,381

FOR THE YEAR ENDED DECEMBER 31, 2023 (MILLIONS)	Renewable power and transition	Infrastructure	Real estate	Private equity	Credit	Total
Management and advisory fees, net
United States of America	$103	$190	$556	$104	$126	$1,079
Canada	176	422	44	104	12	758
United Kingdom	151	200	174	45	—	570
Other	71	140	78	70	—	359
Incentive fees	111	265	—	—	—	376
	$612	$1,217	$852	$323	$138	$3,142

FOR THE YEAR ENDED DECEMBER 31, 2022 (MILLIONS)	Renewable power and transition	Infrastructure	Real estate	Private equity	Credit	Total
Management and advisory fees, net
United States of America	$131	$185	$573	$85	$122	$1,096
Canada	182	346	46	89	8	671
United Kingdom	125	164	139	43	—	471
Other	41	111	62	48	—	262
Incentive fees	95	240	—	—	—	335
	$574	$1,046	$820	$265	$130	$2,835
8.    INCOME TAXES
The Company’s statutory income tax rate has remained consistent at 27% during the years ended December 31, 2024, 2023 and 2022.
The following is a summary of the Company's income tax (benefit) expense.
The income before provision for taxes consists of the following:

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
United States	$671	$828	$2,367
Canada	503	599	410
Other	1,372	1,127	715
	$2,546	$2,554	$3,492
The provision (benefit) for taxes consists of the following:

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Current
United States	$89	$157	$52
Canada	(92)	65	173
Other	167	113	66
Total provision for current tax	164	335	291
Deferred
United States	60	47	313
Canada	208	31	30
Other	6	4	(7)
Total provision for deferred tax	274	82	336
Provision for income tax
United States	149	204	365
Canada	116	96	203
Other	173	117	59
Total Provision for income tax	$438	$417	$627

The Company's effective income tax rate is different from the Company's statutory income tax rate due to the following differences set out below:

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023	2022
Statutory income tax rate	27%	27%	27%
(Reduction) increase in rate resulting from:
Incentive distributions	(3)%	(3)%	(3)%
International operations subject to different tax rates	(2)%	(4)%	—%
Taxable income attributable to non-controlling interests	(1)%	(1)%	(7)%
Portion of gains subject to different tax rates	(2)%	(2)%	—%
Other	(2)%	(1)%	1%
Effective income tax rate	17%	16%	18%
A summary of the tax effects of the temporary differences is as follows:

AS AT DECEMBER 31, (MILLIONS)	2024	2023	2022
Assets
Losses (United States)	$552	$720	$1,017
Losses (Canada)	—	—	24
Losses (Other)	6	6	6
Investment basis differences/net unrealized gains and losses	28	(83)	(308)
Deferred income tax assets	$586	$643	$739

Liabilities
Investment basis differences/net unrealized gains and losses	46	40	17
Deferred income tax liabilities	$46	$40	$17
As at December 31, 2024, the Company has net operating loss carryforwards in the United States of approximately $2.6 billion (2023 – $3.5 billion) that expire after 2026.
As at December 31, 2024, the Company has accumulated undistributed earnings generated by certain foreign subsidiaries, which it intends to indefinitely reinvest and have not recorded any deferred taxes with respect to outside tax basis differences on these subsidiaries.
The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by U.S. and other local tax authorities. As of December 31, 2024, certain of the Company's U.S income tax returns for 2015 through 2023 are open to or are under examination and certain of the Company's other non-U.S. income tax returns for 2018 through 2023 are open to or are under examination.
9.    SHARE-BASED COMPENSATION
BAM and BN, related parties of the Company, have granted share-based compensation awards to certain employees and non-employee directors of the Company under a number of compensation plans (the “Equity Plans”). The Equity Plans provide for the granting of share options, restricted shares, escrowed shares and deferred share and restricted share units which contain certain service or performance requirements of BAM or BN.
During the year ended December 31, 2024, the Company granted 4.9 million (2023 – nil; 2022 – nil) escrowed shares at a weighted average exercise price of $40.25 (2023 – nil; 2022 – nil). The compensation expense was calculated using the Black-Scholes method of valuation, assuming an average 7.5 year term (2023 – nil; 2022 – nil), 29.2% volatility (2023 – nil; 2022 – nil), a weighted average expected dividend yield of 4.8% (2023 – nil; 2022 – nil) annually, a risk-free rate of 4.2% (2023 – nil, 2022 – nil) and a liquidity discount of 25%, with a fair value of $6.15 per unit (2023 – nil; 2022 – nil). The total fair value of the escrowed shares granted was $30.2 million (2023 – nil; 2022 – nil).

The expense recognized for share-based compensation is summarized in the following table:

FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024		2023	2022
Expense arising from equity-settled share-based payment transactions		$53
Management Share Option Plan	$24		$24	$26
Escrowed Stock Plan	20		14	51
Restricted Stock Plan	51		48	55
	$95		$86	$132

Expense/(Recovery) arising from cash-settled share-based payment transactions		98
Deferred Share Unit Plan	$42		$15	$(80)
Restricted Share Unit Plan	1		(3)	(115)
	$43		$12	$(195)

The share-based payment plans are described below.
Management Share Option Plan
Options issued under the Management Share Option Plan (“MSOP”) of both BN and BAM vest over a period of up to five years, expire ten years after the grant date and are settled through issuance of Class A shares of BN or BAM. The exercise price is equal to the market price at the grant date. For the year ended December 31, 2024, the total expense incurred with respect to MSOP totaled $24 million, respectively (2023 – $24 million; 2022 – $26 million).
The change in the number of options during the year ended December 31, 2024 was as follows:

	Number of Brookfield Asset Management Ltd. Options[1]		Number of Brookfield Corporation Options[2]
	Number of Options (000's)	Weighted-Average Exercise Price	Number of Options (000's)	Weighted-Average Exercise Price
Outstanding as at January 1, 2024	9,969	$30.81	18,467	$28.15
Transferred	(363)	32.80	(1,203)	27.73
Granted	4,319	40.07	—	—
Exercised	(1,004)	20.64	(3,833)	21.10
Cancelled	(356)	36.96	(128)	41.73
Outstanding as at December 31, 2024	12,565	$34.54	13,303	$30.10
1. Represents the continuity of BAM options relating to only those employees of the Company based on BAM's weighted average exercise price which differs from that of BN.
2. Represents the continuity of BN's options relating to only those employees of the Company based on BN's weighted average exercise price which differs from that of BAM.

The change in the number of options during the year ended December 31, 2023 was as follows:

	Number of Brookfield Asset Management Ltd. Options[1]		Number of Brookfield Corporation Options[2]
	Number of Options (000's)	Weighted-Average Exercise Price	Number of Options (000's)	Weighted-Average Exercise Price
Outstanding as at January 1, 2023	5,631	$22.87	21,828	$25.61
Transferred	(455)	19.18	(1,771)	21.60
Granted	5,721	35.13	—	—
Exercised	(652)	16.99	(1,351)	17.18
Cancelled	(276)	35.27	(239)	39.87
Outstanding as at December 31, 2023	9,969	$30.81	18,467	$28.15
1. Represents the continuity of BAM options relating to only those employees of the Company based on BAM's weighted average exercise price which differs from that of BN.
2. Represents the continuity of BN's options relating to only those employees of the Company based on BN's weighted average exercise price which differs from that of BAM.

The weighted-average grant date fair value of BAM MSOP granted for the year ended December 31, 2024 was $6.12 (2023 – $5.26; 2022 – $3.50), and was determined using the Black-Scholes valuation model, with inputs to the model as follows:

FOR THE YEAR ENDED DECEMBER 31 (MILLIONS)	Unit	2024	2023	2022
Weighted-average share price	US$	$40.07	$35.13	$22.90
Average term to exercise	Years	7.5	7.5	7.4
Share price volatility[1]	%	29.2	28.5	22.2
Liquidity discount	%	25.0	25.0	25.0
Weighted-average annual dividend yield	%	4.8	4.6	1.8
Risk-free rate	%	4.2	3.9	2.1
1. Share price volatility was determined based on implied volatilities consistent with Brookfield Corporation's historical share prices over a similar period to the average term to exercise.
The weighted-average grant date fair value of BN MSOP granted for the year ended December 31, 2022 was $8.82, and was determined using the Black-Scholes valuation model, with inputs to the model as follows:

FOR THE YEAR ENDED DECEMBER 31 (MILLIONS)	Unit	2022
Weighted-average share price	US$	$46.62
Average term to exercise	Years	7.5
Share price volatility[1]	%	24.8
Liquidity discount	%	25.0
Weighted-average annual dividend yield	%	1.4
Risk-free rate	%	1.9
1. Share price volatility was determined based on implied volatilities consistent with Brookfield Corporation's historical share price over a similar period to the average term to exercise.
Escrowed Stock Plan
Under the Escrowed Stock (“ES”) Plans, executives are granted common shares (the “ES Shares”) in one or more private escrowed companies that own Class A shares of BAM, the Asset Management Company, and BN. The ES Shares generally vest over five years and must be held to the fifth anniversary of the grant date. At a date no more than ten years from the grant date, all outstanding ES Shares will be exchanged for Class A shares issued by BN or BAM based on the increase in market value between the date of grant and date of exercise of the respective Class A shares at the time of the exchange. An equal number of Class A shares held in the private escrow companies may be cancelled such that the issuance of shares to employees is non-dilutive. In general, the shares issued on exchange will be less than the Class A shares purchased under the ES Plan resulting in a net reduction in the number of Class A shares issued. For the year ended December 31, 2024, the total expense incurred with respect to the ES Plan totaled $20 million (2023 – $14 million; 2022 – $51 million).
During the year ended December 31, 2024, a subsidiary of the Asset Management Company, as part of establishing various equity-based compensation vehicles associated with the ES Plans, issued a total of 7,797,441 class A preferred shares to BN and BAM for consideration of $147 million and $48 million, respectively. The class A preferred shares are redeemable at the option of the holder and the issuer at a redemption amount of $25 per share plus accrued and unpaid dividends and these preferred shares are non-voting. The consideration received for this share issuance was the contribution of 3,671,149 of the Asset Management Company's common shares by BN and the contribution of 1,232,151 common shares of the Asset Management Company by BAM. The Asset Management Company has utilized the common shares received to structure various equity-based compensation vehicles owned by the Asset Management Company.
The changes in the number of ES shares during 2024 were as follows:

	Number of Brookfield Asset Management Ltd. Options[1]		Number of Brookfield Asset Management ULC Options[2]		Number of Brookfield Corporation Options[3]
	Number of Options (000's)	Weighted-Average Exercise Price	Number of Options (000's)	Weighted-Average Exercise Price	Number of Options (000's)		Weighted-Average Exercise Price
Outstanding as at January 1, 2024	3,321	$32.18	—	$—	7,827		$35.36
Transferred	—	—	—	—	(12)		41.61
Granted	—	—	1,494	40.07	—		—
Exercised	(79)	29.64	—	—	(557)		36.75
Cancelled	—	—	—	—	(6)		45.51
Outstanding as at December 31, 2024	3,242	$32.24	1,494	$40.07	7,252	$32.18	$35.24
1. Represents the continuity of BAM ES relating to only those employees of the Company based on BAM's weighted average exercise price which differs from that of BN.
2. Represents the continuity of BAM ULC ES relating to only those employees of the Company based on BAM's weighted average exercise price which differs from that of BN.
3. Represents the continuity of BN ES relating to only those employees of the Company based on BN's weighted average exercise price which differs from that of BAM.
The changes in the number of ES shares during 2023 were as follows:

	Number of Brookfield Asset Management Ltd. Options[1]		Number of Brookfield Corporation Options[2]
	Number of Options (000's)	Weighted-Average Exercise Price	Number of Options (000's)		Weighted-Average Exercise Price
Outstanding as at January 1, 2023	2,361	$29.64	10,141		$35.23
Transferred	(575)	29.64	(2,299)		34.71
Granted	1,535	35.13	—		—
Cancelled	—	—	(15)		43.51
Outstanding as at December 31, 2023	3,321	$32.18	7,827	$32.18	$35.36
1. Represents the continuity of BAM ES relating to only those employees of the Company based on BAM's weighted average exercise price which differs from that of BN.
2. Represents the continuity of BN ES relating to only those employees of the Company based on BN's weighted average exercise price which differs from that of BAM.
The weighted-average grant date fair value of BAM ULC escrowed shares granted for the year ended December 31, 2024 was $6.12 and weighted-average grant date fair value of BAM escrowed shares granted for the year ended December 31, 2023 was $5.26 (2022 – $3.83), and was determined using the Black-Scholes model of valuation with inputs to the model as follows:

FOR THE YEARS AND PERIOD ENDED DECEMBER 31, (MILLIONS)	Unit	2024	2023	2022
Weighted-average share price	US$	$40.07	$35.13	$29.64
Average term to exercise	Years	7.5	7.5	6.9
Share price volatility[1]	%	29.2	28.5	28.9
Liquidity discount	%	25.0	25.0	25.0
Weighted-average annual dividend yield	%	4.8	4.6	5.3
Risk-free rate	%	4.2	3.9	3.7
1. Share price volatility was determined based on implied volatilities consistent with BN's historical share prices over a similar period to the average term to exercise.

The weighted-average grant date fair value of Brookfield Corporation escrowed shares granted for the year ended December 31, 2022 was $7.66, and was determined using the Black-Scholes model of valuation with inputs to the model as follows:

FOR THE YEARS ENDED DECEMBER 31 (MILLIONS)	Unit	2024	2023	2022
Weighted-average share price	US$	N/A	N/A	$36.28
Average term to exercise	Years	N/A	N/A	7.2
Share price volatility[1]	%	N/A	N/A	26.7
Liquidity discount	%	N/A	N/A	25.0
Weighted-average annual dividend yield	%	N/A	N/A	1.0
Risk-free rate	%	N/A	N/A	3.7
1. Share price volatility was determined based on implied volatilities consistent with BN's historical share prices over a similar period to the average term to exercise.
Restricted Stock Plan
The Restricted Stock Plan awards executives with Class A shares of BN and BAM purchased on the open market (“Restricted Shares”). Under the Restricted Stock Plan, Restricted Shares awarded vest over a period of up to five years, except for Restricted Shares awarded in lieu of a cash bonus, which may vest immediately. Vested and unvested Restricted Shares are subject to a hold period of up to five years. Holders of Restricted Shares are entitled to vote Restricted Shares and to receive associated dividends. Employee compensation expense for the Restricted Stock Plan is charged against income over the vesting period.
Compensation expense for the year ended December 31, 2024 was $51 million (2023 – $48 million; 2022 – $55 million).
Deferred Share Unit Plan
The Deferred Share Unit (“DSU”) Plan provides for the issuance of DSUs. Under the plan, qualifying employees and directors receive varying percentages of their annual incentive bonus or directors’ fees in the form of DSUs. The DSUs vest over periods of up to five years, and accumulate additional DSUs at the same rate as dividends on Class A shares of BN and BAM based on the market value of the Class A shares at the time of the dividend. Participants are not allowed to convert DSUs into cash until retirement or cessation of employment.
The value of the DSUs, when converted to cash, will be equivalent to the market value of the Class A shares of BN and BAM at the time the conversion takes place. The fair value of the vested DSUs as at December 31, 2024 was $150 million (December 31, 2023 – $160 million).
Employee compensation expense for these plans is charged against net income over the vesting period of the DSUs. For those awards issued as part of the 2022 Arrangement, the mark-to-market movement is recoverable from BN. The amount payable in respect of vested DSUs changes as a result of dividends and share price movements. All of the amounts attributable to changes in the amounts payable by the Company are recorded as employee compensation expense in the period of the change. For the year ended December 31, 2024, employee compensation expense totaled $42 million (2023 – $15 million; 2022 – recovery of $195 million).
Restricted Share Unit Plan
The Restricted Share Unit (“RSU”) Plan provides for the issuance of RSUs. Under the plan, qualifying employees and directors receive varying percentages of their annual incentive bonus or directors’ fees in the form of RSUs. The RSUs vest over periods of up to five years. Participants are not allowed to convert RSUs into cash until retirement or cessation of employment. The value of the RSUs, when converted into cash, will be equivalent to the difference between the market price of equivalent number of Class A shares of BN or BAM at the time the conversion takes place and the market price on the date the RSUs are granted.
Employee compensation expense for these plans is charged against net income over the vesting period of the RSUs. For those awards issued as part of the 2022 Arrangement, the mark-to-market movement is recoverable from BN. The amount payable in respect of vested RSUs changes as a result of dividends and share price movements. All of the amounts attributable to changes in the amounts payable by the Company are recorded as employee compensation expense in the period of the change.
During the year ended December 31, 2024, the RSU Plan was settled and participating employees and directors of the Asset Management Company received a cash settlement equal to the value of the RSUs at the date of settlement or an option to acquire preferred shares in subsidiaries of BN with a redemption value equal to the value of their RSUs on the date of the settlement of the RSU plan.
The value of the outstanding options associated with the settlement of the RSU plan as at December 31, 2024 was $21 million (2023 – $nil) and the fair value of outstanding RSUs was $nil (December 31, 2023 – $21 million).
For the year ended December 31, 2024, employee compensation expense totaled $1 million (2023 – recovery of $3 million).

The change in the number of DSUs and RSUs outstanding for the year ended December 31, 2024 was as follows:

	DSUs		RSUs
	Number of Units Tracking to BAM Ltd. share price (000's)	Number of Units Tracking to BN share price (000's)	Number of Units Tracking to BN share price (000's)	Weighted-Average Exercise Price (CAD)
Outstanding as at January 1, 2024	788	3,203	570	$3.92
Transferred	(7)	(65)	—	—
Granted and reinvested	30	17	—	—
Exercised and cancelled	(424)	(1,624)	(570)	3.92
Outstanding as at December 31, 2024	387	1,531	—	$—
The change in the number of DSUs and RSUs outstanding for the year ended December 31, 2023 was as follows:

	DSUs		RSUs
	Number of Units Tracking to BAM Ltd. share price (000's)	Number of Units Tracking to BN share price (000's)	Number of Units Tracking to BN share price (000's)	Weighted-Average Exercise Price (CAD)
Outstanding as at January 1, 2023	915	3,856	823	$3.92
Transferred	(123)	(547)	(253)	3.92
Granted and reinvested	30	27	—	—
Exercised and cancelled	(34)	(133)	—	—
Outstanding as at December 31, 2023	788	3,203	570	$3.92
The change in the number of DSUs and RSUs outstanding for the year ended December 31, 2022 was as follows:

	DSUs		RSUs
	Number of Units Tracking to BAM Ltd. share price (000's)	Number of Units Tracking to BN share price (000's)	Number of Units Tracking to BN share price (000's)	Weighted-Average Exercise Price (CAD)
Outstanding as at January 1, 2022	—	3,397	823	$3.92
Transferred	—	225	—	—
Granted and reinvested	915	234	—	—
Exercised and cancelled	—	—	—	—
Outstanding as at December 31, 2022	915	3,856	823	$3.92

10.    PREFERRED SHARES REDEEMABLE NON-CONTROLLING INTEREST
As at December 31, 2024, subsidiaries of the Company have issued and outstanding certain classes of preferred shares which are outlined below:

	2024		2023
AS AT DECEMBER 31, (MILLIONS, EXCEPT SHARE AMOUNTS)	Number of Shares	Value	Number of Shares	Value
BUSHI Preferred Shares
BUSHI Tracking Shares	100	$1,804	100	$2,062
Class B senior preferred	1,621,093	41	1,621,093	41
Class B preferred	2,520,571	63	2,520,571	63
Class A preferred	7,797,431	195	—	—
BMHL Preferred Shares	100	—	100	—
		$2,103		$2,166
The movement in the carrying value of the preferred shares redeemable non-controlling interest is as follows:

AS AT AND FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023
Balance, beginning	$2,166	$1,811
Net issuances	148	93
Changes in redemption value included in net income attributable to preferred shares non-controlling interest	(211)	262
Balance, ending	$2,103	$2,166
BUSHI and BMHL Tracking Shares
In December 2022, at the time of the spin-off, BUSHI and BMHL, subsidiaries of the Company, entered into arrangements with BN whereby BUSHI and BMHL issued preferred shares to BN in exchange for BN's holdings in BUSHI's and BMHL's common shares.
The preferred shares, which we also refer to as Tracking Shares, represent a class of ownership senior to common stock and subordinate to debt and are entitled to quarterly dividends when declared by BUSHI and BMHL. The BUSHI preferred shares are redeemable at the option of the issuer, whose board is controlled by the holder, after 10 years and the BMHL preferred shares are redeemable when a redemption triggering event has occurred. As the Company does not solely control the redemption event, these preferred shares are accounted for as redeemable non-controlling interests.
Class B senior preferred and preferred shares
In addition to the Tracking Shares, BUSHI has also issued class B senior preferred shares and class B preferred shares. The class B senior preferred shares entitle the holder to cumulative preferential cash dividends at $1.36375 per share per annum and are ranked senior to the Tracking Shares, class B preferred shares and common shares. The class B senior preferred shares are redeemable by the issuer, whose board is controlled by BN, upon the tenth anniversary of issuance at a redemption amount of $25 per share plus accrued and unpaid dividend. The class B preferred shares are redeemable at the option of both the holder and the issuer at $25 per share (the redemption amount) plus unpaid dividends. These preferred shares are non-voting and rank junior to the BUSHI tracking shares and senior to common shares of the entity, and are entitled to non-cumulative cash dividends at 6.7% per annum on their redemption amount.
Class A preferred shares
During the year ended December 31, 2024, a subsidiary of the Asset Management Company issued 5,909,372 class A preferred shares to BN and 1,888,059 class A preferred shares to BAM for consideration of $148 million and $47 million, respectively. The class A preferred shares are redeemable at the option of the holder and the issuer at a redemption amount of $25 per share plus accrued and unpaid dividends and these preferred shares are non-voting. Refer to Note 9 for further details.
The Company accounts for the changes in the value of the redeemable non-controlling interest in accordance with ASC 480, Distinguishing Liabilities from Equity. The Company elects for the BUSHI tracking shares and class B senior preferred shares to recognize changes in the redemption value immediately as they occur and adjust the carrying amount to equal the redemption value at the end of each reporting period. As the BMHL tracking shares are not currently redeemable and management has determined that it is not probable that the instrument will become redeemable no subsequent adjustment in the value of the preferred shares is expected. The BUSHI class B preferred shares are currently redeemable and are therefore measured at their redemption amount at each reporting date. However, no adjustment to the carrying value of the class B preferred shares is expected as dividends declared are expected to be paid on or prior to each reporting date.
11.    NON-CONTROLLING INTEREST
Upon completion of the 2022 Arrangement, the Company issued various classes of equity interests of the Company’s subsidiaries to BN which have rights to priority distributions. Net income (loss) generated by the respective subsidiaries is allocated to non-controlling interest in consolidated entities based on the substantive contractual terms of the subsidiaries’ governing agreements that specify the allocation of income or loss. Majority of income attributable to non-controlling interest is comprised of BN's one third share of carried interest revenue generated on new funds.
The movement in the carrying value of non-controlling interest is as follows:

AS AT AND FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023
Balance, beginning	$173	$98
Net income	151	36
Contributions	16	10
Distributions	(4)	—
Transfer of interest	—	29
Balance, ending	$336	$173
Non-Controlling Interests in Consolidated Funds
The following table sets forth a summary of changes in the non-controlling interests in consolidated funds. Dividends reinvested and in-kind contributions or distributions are non-cash in nature and have been presented on a gross basis in the table below.

AS AT AND FOR THE YEARS ENDED DECEMBER 31, (MILLIONS)	2024	2023
Balance, beginning	$—	$—
Interest in assets acquired attributable to non-controlling interest	138	—
Debt issuance attributable to non-controlling interest	(138)	—
Balance, ending	$—	$—
12.    ACCOUNTS RECEIVABLE AND OTHER, NET

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Accounts receivable	$225	$278
Prepaid expenses	175	124
Other assets	83	149
	$483	$551
Other assets is primarily comprised of tax recoveries not yet collected.
13.    ACCOUNTS PAYABLE AND OTHER, NET

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Accounts payable	$490	$537
Accrued liabilities	602	774
Other liabilities	257	366
	$1,349	$1,677
Other liabilities are primarily comprised of current taxes payable and accrued bonuses.
14. PROPERTY, PLANT AND EQUIPMENT, NET

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Property, plant, and equipment, net	$30	$33
Leasehold improvements, net	28	40
	$58	$73

15.    GOODWILL AND INTANGIBLE ASSETS, NET
The carrying value of goodwill was $251 million as of December 31, 2024 (2023 – $251 million).
Intangible assets, net consists of the following:

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Contractual customer relationships	$145	$155
Accumulated amortization and impairment	(107)	(113)
Intangible assets, net	$38	$42
Changes in intangible assets, net consists of the following:

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Balance, beginning of year	$42	$59
Amortization	(4)	(3)
Impairment and other	—	(14)
Balance, end of year	$38	$42
Intangible assets, net consist of acquired contractual rights to earn future fee income, which have a weighted-average amortization period of 6 years as well as indefinite life intangible assets. Amortization of intangible assets held at December 31, 2024 is expected to be $3 million, $2 million, $2 million, and $2 million for each of the years ending December 31, 2025, 2026, 2027 and 2028, respectively.
In accordance with ASC 350 Intangibles — Goodwill and Other, management has performed an annual impairment assessment of goodwill. In each instance the fair value was found to be in excess of the carrying value of the relevant reporting unit.
In addition, an assessment of impairment was performed with respect to certain intangible assets and no impairment was identified.
The fair value of the reporting units for both goodwill and intangibles was determined utilizing a discounted cashflow model along with inputs from assessing multiples of publicly traded companies.
The key assumptions used in the calculation of fair value included assumptions on growth rates, effective tax rates, operating margins, and the weighted average cost of capital, (“WACC”). Specifically, we calculated the residual value by dividing the residual free cash flow by a capitalization rate equal to the WACC 14.5% (2023 – 15.5%) minus the expected long-term growth rate of the free cash flows 4.0% (2023 – 3.0%). No significant changes have occurred since the impairment test was performed.
16. CASH AND CASH EQUIVALENTS

AS AT DECEMBER 31,	2024	2023
Cash	$232	$184
Cash equivalents	172	2,483
	$404	$2,667
The carrying value of cash and cash equivalents approximates their fair value. Cash equivalents comprise of a deposit with BN of $132 million (2023 – $2.5 billion).
17.    RELATED PARTY TRANSACTIONS
In the normal course of business, the Company entered into transactions with related parties and derived the majority of its revenue from the provision of asset management services to funds. as well as subsidiaries and operating entities of BN. During the year ended December 31, 2024, the Company recorded revenues of $3.8 billion (2023 – $3.5 billion; 2022 – $3.2 billion) derived from related party transactions on its Consolidated and Combined Statements of Operations.
In the normal course of business, the Company entered into transactions with related parties by providing and borrowing on short-term credit facilities, working capital facilities, as well as unsecured loans. The balances due and from these facilities as well as those amounts due and from share-based compensation recharge and recovery arrangements are recorded as Due from affiliates and Due to affiliates on the Consolidated and Combined Balance Sheets.
Under the AMSA, BAM provides the services of its employees and its Chief Executive Officer to the Company on a cost recovery basis. For services received, costs are recorded on a gross basis in the Consolidated and Combined Statements of Operations. During

the year ended December 31, 2024, under this arrangement, the Company has recognized an expense of $181 million (2023 – $177 million; 2022 – $6 million), in the Consolidated and Combined Statements of Operations which includes the impacts of the fair value movements of the cash-settled equity instruments provided by BAM to employees of the Company. BAM is also entitled to reimbursement for costs incurred associated with stock-based compensation awards issued to employees of the Asset Management Company by BAM. During the year ended December 31, 2024, the Company paid BAM $79 million (2023 – $16 million; 2022 – $nil), as a prepayment for equity-based compensation granted to the Company's employees. For the year ended December 31, 2024, the Company also made a $15 million (2023 – $16 million; 2022 – $nil) prepayment to BAM under the AMSA for equity-based compensation. During the year ended December 31, 2024, the Company issued to BAM options to acquire the Company’s shares, which are accounted for as the Company’s equity in Additional Paid-in Capital at their fair value on issuance date. As of December 31, 2024, the carrying amount of these options is $75 million (2023 – $40 million).
As outlined in the Relationship Agreement, BN is responsible for costs associated with certain share-based awards for certain employees, some of which are subject to revaluation at each balance sheet date, and will also bear the cost of the employee entitlement to carried interest on mature funds either directly or indirectly through reimbursement to the Company. Income generated under the Relationships Agreement relating to these instruments is recognized as Other revenues in the Consolidated and Combined Statements of Operations on a gross basis as the instruments vest. During the year ended December 31, 2024, the Asset Management Company has recognized a recharge of $178 million (2023 – $142 million; 2022 – charge of $12 million) in the Consolidated and Combined Statements of Operations under this arrangement.
Under the TSA, Brookfield Asset Management ULC will provide BN and BAM certain services to support day-to-day corporate activities on a transitional basis. For services provided to BN, costs are recorded on a gross basis in the Consolidated and Combined Statements of Operations. For the year ended December 31, 2024, BN has recognized $13 million (2023 – $14 million; 2022 – $nil) in the Consolidated and Combined Statements of Operations under this arrangement.
During the year ended December 31, 2024 a subsidiary of the Asset Management Company issued class A preferred shares to BAM and BN for consideration of $189 million as part of the establishment of share-based compensation vehicles. Refer to Note 9 for further details.
During the year ended December 31, 2024, the Company acquired an 11% interest in Pretium for $351 million from a related party of the Company.
For the year ended December 31, 2024 the Company recognized tax attributes purchased from a related party of $114 million (2023 – $90 million).
For the year ended December 31, 2024, as part of a strategic partnership between the Company and Oaktree, the Company recorded $20 million (2023 - $17 million; 2022 - $8 million) related to reimbursements of general and administrative expense which have been recognized as Other revenues in the Consolidated and Combined Statements of Operations. As of December 31, 2024, the Company recorded $2 million (2023 - $5 million) in due from affiliates in the Consolidated and Combined Balance Sheets.
Due from affiliates and due to affiliates consisted of the following:

AS AT DECEMBER 31, (MILLIONS)	2024	2023
Due from Affiliates
Loans to affiliates	$1,768	$1,854
Receivables from affiliates related to share and cash-based compensation	732	650
	$2,500	$2,504

Due to Affiliates
Operating payables due to related parties	$897	$659
Payables to affiliates related to share and cash-based compensation to carried interest	195	129
Borrowings from related parties	—	198
	$1,092	$986

Due from affiliates
Due from affiliates of $2.5 billion (2023 – $2.5 billion) consists of $1.8 billion (2023 – $1.9 billion) of loans from affiliates which are comprised of asset management fees receivables, working capital facilities, and other outstanding short-term credit facilities provided to BN and its subsidiaries in the normal course of business. Loans to affiliates are unsecured with floating rates of Secured Overnight Financing Rate published by the Federal Reserve Bank of New York (“SOFR”) plus 235 bps or a fixed interest rate of 0.9% to 3.8%. Maturities on loans to related parties range from 2025 to 2057. The loans were generally issued to finance acquisitions and fund commitments.
Due to affiliates
Due to affiliates of $1.1 billion (2023 – $986 million) consists of amounts payable to related parties for services received in the normal course of business including operating expenses payable and borrowings from BN under the line of credit.
18.    COMMITMENTS AND CONTINGENCIES
Commitments
On January 31, 2019, a subsidiary of the Company committed $2.8 billion to BSREP III, of which $2.1 billion has been funded as at December 31, 2024 (2023 – $2.1 billion). The remainder of the commitment will be funded by BN.
In the normal course of business, the Company enters into contractual obligations which include commitments to provide bridge financing and other equity commitments. As at December 31, 2024, the Company had $3.3 billion of such commitments outstanding (2023 – $2.1 billion).
The Company established a $750 million five-year revolving credit facility on August 29, 2024 through bilateral agreements with a group of lenders. The facility is available in U.S. and Canadian dollars, where U.S. dollar draws are subject to the U.S. Base Rate or SOFR plus a margin of 110 basis points, while Canadian dollar draws are subject to the Canadian Prime Rate or CORRA plus a margin of 110 basis points. As at December 31, 2024, the Company has not made any draws on the $750 million facility.
Guarantees
The Company may from time to time enter into guarantees to assist the general partners of specific funds in securing financing. In the event that the general partners default on their financing obligations, the Company will be liable for outstanding payments under the guarantees. As at December 31, 2024, the Company had $300 million of such guarantees outstanding (December 31, 2023 –$nil).
Contingencies
Carried interests clawback
Carried interests are realized when an underlying investment is profitably disposed of after the fund’s cumulative returns have met a certain thresholds for return of capital. When applicable, the Company records a liability for potential clawback obligations due to changes in the unrealized value of a fund’s remaining investments and where the Company has previously received carried interest distributions.
The actual clawback liability, however, generally does not become payable until the end of a fund’s life. No liability for potential clawback obligations has been recorded associated with any of our funds as at December 31, 2024 and December 31, 2023.
Litigation
The Company may from time to time be involved in litigation and claims incidental to the conduct of its business. The Company’s businesses are also subject to extensive regulation, which may result in regulatory proceedings against the Company. As of December 31, 2024 there is no outstanding litigation.
The Company accrues a liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be exposure to loss in excess of any amounts accrued. Although there can be no assurance of the outcome of such legal actions, based on information known by management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.
Taxation
We operate in jurisdictions with differing tax laws and tax regulations. Certain jurisdictions in which we operate have proposed draft legislation, which if not enacted in their current form, may result in a change to our effective income tax rate.

These tax laws and regulations are complex and involve uncertainties in the application to our facts and circumstances that may be open to interpretation. We recognize benefits for these uncertain tax positions based upon a process that requires judgment regarding the technical application of the laws, regulations, and various related judicial opinions. If, in our judgment, it is more likely than not (defined as a likelihood of more than 50%) that the tax uncertainty will be resolved favorably for us, we estimate an amount that ultimately will be realized. This process is inherently subjective since it requires our assessment of the probability of future outcomes. We evaluate these uncertain tax positions on a quarterly basis, including consideration of changes in facts and circumstances, such as new regulations or recent judicial opinions, as well as the status of audit activities by taxing authorities. Changes to our estimate of the amount to be realized are recorded in our provision for income taxes during the period in which the change occurred.
19.    SUBSEQUENT EVENTS
The Company evaluated events and transactions occurring from January 1, 2025 up to March 17, 2025. Except for as disclosed below, no subsequent events were identified.
BAM Announces Completion of Enhanced Corporate Structure
On February 4, 2025, BAM completed a corporate restructuring with BN by way of a court-approved plan of arrangement (the “2025 Plan of Arrangement”), which was originally announced on October 31, 2024, whereby BN transferred its approximate 73% interest in the Asset Management Company to BAM in exchange for newly issued Class A Shares of BAM, on a one-for-one basis (the “2025 Arrangement”).
Upon completion of the 2025 Arrangement on February 4, 2025, BAM issued 1,194,021,145 Class A Shares to BN and certain of its subsidiaries in exchange for all of the common shares of the Asset Management Company currently owned by BN and its subsidiaries on a one-for-one basis.
The 2025 Arrangement will be accounted for as a reverse asset acquisition in which BAM ULC is considered the accounting acquirer and have issued shares to acquire the net assets of BAM. BAM will continue to be the SEC registrant and its consolidated financial statements, including historical results, other than legal share capital, will be that of BAM ULC.
Other Items
On March 11, 2025, the Asset Management Company completed the final close of its Brookfield Infrastructure Structured Solutions Fund (“BISS”), a middle-market infrastructure fund, achieving its fundraising target of approximately $1 billion of capital commitments. The Asset Management Company’s commitment of approximately $250 million in BISS represents an approximate 24% ownership interest in the fund upon the final close.